RESIGNATION


I, Natalie Hoss, the Secretary and a director of Filtering Associates, Inc., a Nevada corporation, ("Company") hereby tender and submit my resignation as the Secretary and a director of the Company, such resignation to be effective upon this 28th day of August 2003.


/s/ Natalie Hoss
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Natalie Hoss